Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-120228, 333-133394 and 333-196207 on Form S-8 of our report dated March 27, 2015, relating to the consolidated financial statements and financial statement schedule of Intersections Inc., appearing in this Annual Report on Form 10-K of Intersections Inc. for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP

McLean, Virginia

March 27, 2015